Exhibit 99

MedicalCV, Inc. Receives FDA 510(k) Clearance for Its
SOLAR(TM) Surgical Ablation System

MINNEAPOLIS — (BUSINESS WIRE) — March 19, 2007 — MedicalCV, Inc. (OTCBB:MCVI), www.medcvinc.com, announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) of its SOLAR™ Surgical Ablation System for the ablation of soft tissue.  MedicalCV developed the SOLAR System to enable automated, computer-controlled ablation in surgical procedures utilizing laser energy.

Marc P. Flores, President and CEO of MedicalCV commented, “The clearance of our SOLAR System represents achievement of our most significant milestone to date.  Along with our already-cleared ATRILAZE™ surgical ablation wands, this FDA clearance enables us to pursue the surgical ablation market with laser-based solutions for both soft and cardiac tissue.  We are excited to bring this breakthrough technology to market.”

About MedicalCV, Inc.

MedicalCV, Inc. is a medical device company that develops, manufactures and sells surgical ablation systems that utilize a laser energy technology platform to create precise lesions, or scars, on soft and cardiac tissues.  The Company’s core technologies are the SOLAR™ and ATRILAZE™ Surgical Ablation Systems for use in soft and cardiac tissue ablation procedures, respectively.  The ATRILAZE™ System has been utilized in concomitant open-heart and, by some cardiothoracic surgeons, in minimally invasive cardiac surgery procedures.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to the Company’s expectations regarding the development and commercialization of its SOLAR Surgical Ablation System.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; the ability to gather acceptable clinical data in a timely manner to support regulatory clearances; the ability of the Company’s capital goods suppliers to provide it with suitable clinical product; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party payers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Cautionary Statement set forth in the Company’s Quarterly Report on Form 10-QSB, as filed with the Securities and Exchange Commission on March 15, 2007.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts

MedicalCV, Inc.

Marc P. Flores, President & Chief Executive Officer

651-452-3000